Exhibit 99.1

Contacts:
The Cooper Companies, Inc.	Ocular Sciences, Inc.
Norris Battin, Vice President	EVC Group, Inc.
Investor Relations and Communications	Doug Sherk/Jennifer Beugelmans
Financial Media and Investors: +1-949-597-4700	+1-415-896-6820

Media: Sheryl Seapy
+1-415-272-3323

COOPER AND OCULAR STOCKHOLDERS APPROVE PROPOSED MERGER

LAKE FOREST, Calif. and CONCORD Calif, November 16, 2004 — The Cooper Companies, Inc. (NYSE:COO) and Ocular Sciences, Inc. (NASDAQ: OCLR) announced today that they have each obtained the required stockholder approvals for their proposed merger.

Cooper said that at a special meeting today in New York, its stockholders approved the issuance of Cooper’s common stock in connection with the proposed merger. Ocular said that at a special meeting in Concord, California, its stockholders approved and adopted the merger agreement and approved the merger.

Upon the completion of the merger, Ocular stockholders will receive 0.3879 of a share of Cooper commons stock and $22.00 in cash for each share of Ocular common stock that they own. The transaction is expected to close in the first quarter of Cooper’s 2005 fiscal year, which began on November 1, 2004. However, completion of the merger remains subject to anti-trust clearance by the U. S. Federal Trade Commission.

The Cooper Companies’ CooperVision unit, the world’s fourth largest contact lens manufacturer, is a leading global supplier of specialty contact lenses. Ocular Sciences, the world’s fifth largest contact lens manufacturer, supplies primarily spherical and daily disposable lenses. If the merger is completed as expected, CooperVision, when combined with Ocular, would become the world’s third largest contact lens company.

Information

In connection with Cooper’s proposed merger with Ocular Sciences, Cooper has filed with the SEC a registration statement on Form S-4, containing a joint proxy statement/prospectus and other relevant materials. The definitive joint proxy statement/prospectus has been mailed to the stockholders of Cooper and Ocular Sciences. Investors and security holders of Cooper and Ocular Sciences are urged to read the joint proxy statement/prospectus as well as other documents to be filed with the SEC in connection with the acquisition or incorporated by reference in the joint proxy statement/prospectus, because they contain important information about Cooper, Ocular and the proposed merger. Investors can obtain these documents free of charge at the SEC web site www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cooper by contacting Investor Relations, The Cooper Companies, Inc., 21062 Bake Parkway, Suite 200, Lake Forest, CA 92630, 949-597-4700, ir@coopercos.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Ocular Sciences by contacting EVC Group, Inc, 90 Montgomery Street Suite 1001, San Francisco, CA 94165, 415-896-6820, ocularir@evcgroup.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the merger of Ocular Sciences and The Cooper Companies, its expected closing date and the combined company’s expected market position after completion of the merger. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include risks related to the inability to obtain, or meet conditions imposed for governmental and other approvals of the proposed merger, including the risk that the Cooper and Ocular businesses will not be integrated successfully; risks related to any uncertainty surrounding the merger, and the costs related to the merger; and the risk that the combined company may fail to realize anticipated benefits from its cost-cutting measures.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufacturers and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Huntington Beach, Calif., Rochester, N.Y., Norfolk, Va., Adelaide, Australia, Hamble, England, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company’s lenses are brand and product differentiated by distribution channel, and Ocular’s unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.